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                                                                     EXHIBIT 4.6



                                CLECO CORPORATION
                       401(k) SAVINGS AND INVESTMENT PLAN

                                 AMENDMENT NO. 3


WHEREAS, Cleco Corporation ("Cleco"), a corporation organized and existing under the laws of the State of Louisiana, maintains the 401(k) Savings and Investment Plan, most recently amended and restated effective as of January 1, 1994, which plan is intended to be a qualified employee benefit plan within the meaning of
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Plan");

WHEREAS, the Board of Directors of Cleco possesses the authority to amend the Plan, pursuant to Section 10.3 thereof;

NOW, THEREFORE, effective as of January 1, 1999, the Plan shall be amended as follows:

                                       I.

Section 1.10 of the Plan, entitled "Company Stock," shall be amended and restated in its entirety as follows:

     Company Stock: Stock of the Company or an Affiliate which shall meet one of the following requirements:

     (a) Such stock may be common stock of the Company or an Affiliate which is readily tradeable on an established securities market;

     (b) If there is no such readily tradeable common stock, then the term "Company Stock" shall mean company stock issued by the Company or an Affiliate having a combination of voting power and dividend rights equal to or in excess of (i) the class of common stock of the Company (or an Affiliate) having the greatest voting power and (ii) the class of common stock of the Company (or an Affiliate) having the greatest dividend rights;

     (c) "Company Stock" may be non-callable preferred stock issued by the Company (or an Affiliate thereof) that is convertible to any stock that meets the requirements of the applicable subparagraph (a) or (b) above and if such conversion is at a conversion price which (determined as of the date of acquisition by the Plan) is reasonable. For purposes of this subparagraph (c), preferred stock shall be traded as non-callable if, after the call, there is a reasonable opportunity for a conversion which meets the requirements of this paragraph.


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                                       II.

Section 8.3 of the Plan, entitled "Voting of Company Stock; Exercise of Other Rights," shall be amended and restated in its entirety as follows:

     (a) Voting rights with respect to shares of Company Stock in the ESOP Fund allocated to the ESOP Accounts of Participants and shares in the Company Stock Fund allocated to the Accounts of Participants shall be voted by the Trustees in such manner as may be directed by the respective Participants, with fractional shares being voted on a combined basis to the extent possible to reflect the direction of the voting Participants. If the Trustees shall not receive timely instruction from a Participant, the Trustees shall not vote any shares of Company Stock with respect to which such Participant has the right of direction, and the Trustee shall have no discretion in the matter. The Trustees shall vote shares of Company Stock held in the Stock Suspense Account in accordance with the instructions of the Administrator.

     (b) In the event that there is a tender offer or exchange offer for outstanding shares of Company Stock, rights with respect to the tender offer or exchange offer shall be exercised by the Trustee in accordance with the instructions of the Administrator.

     (c) Solicitation of exercise of Participants' voting rights by management of the Company and others under a proxy or consent provision applicable to all holders of Company Stock shall be permitted. Solicitation of exercise of Participant tender or exchange offer rights by management of the Company and others shall be permitted. The Trustees shall notify Participants of each occasion for the exercise of voting rights within a reasonable time before such rights are to be exercised. Such notification shall include all information distributed to shareholders by the Company regarding the exercise of such rights. Copies of Company written communications to Participants relating to each opportunity for Participant exercise of rights under this Section 8.3 shall be promptly furnished to the Trustees. The instructions received by the Trustees from Participants shall be held by the Trustees in confidence and shall not be divulged or released to any person, including the Committee or officers or employees of the Company or its Affiliates.

     In the event any shares of Company Stock held in the Stock Suspense Account are tendered or exchanged pursuant to this Section 8.3, the proceeds shall at the direction of the Administrator either (i) if and to the extent the proceeds are attributable to unallocated Company Stock be used to repay installment purchase or other indebtedness used to purchase the Company Stock to which such proceeds are attributable, (ii) be reinvested in Company Stock, or (iii) be invested in such other investment as the Administrator deems appropriate.


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THIS AMENDMENT NO. 3 was executed in multiple counterparts, each of which shall be deemed an original, this ____ day of February, 1999.

                                        CLECO CORPORATION


                                        By:
                                           ------------------------------------

                                        Its:
                                            -----------------------------------


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